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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Income Opportunities Trust (the "Fund") was held on September 8, 2017. The Meeting was held for the following purpose:

(1) Election of Trustees by Common Shareholders.

The results of the voting on the above matter were as follows:

                                           Votes     Votes
Matter                                      For     Withheld
------                                   ---------- ---------
(1)  David C. Arch...................... 43,500,782 1,606,711
     Teresa M. Ressel................... 43,140,038 1,967,455
     Larry Soll......................... 43,283,715 1,823,778
     Philip A. Taylor................... 43,362,198 1,745,295
     Christopher L. Wilson.............. 43,441,133 1,666,360